SkyHarbour

Sky Harbour Capital LLC Update
September 2022



DISCLAIMER

Forward-looking Statements

Certain statements made in this presentation are "forward looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about Sky Harbour Group Corporation's ("Sky Harbour" or "SHG") plans with respect to managing increased construction costs and increasing rental revenues. When used in this press release, the words "plan," "believe," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements are based on the current expectations of the management of SHG as applicable and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of SHG prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. SHG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

You should carefully consider the "Risk Factors" set forth in SHG's Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission ("SEC") on March 26, 2022, as well as the other disclosure contained in SHG's filings from time-to-time with SEC. Readers are cautioned not to place undue reliance on forward looking statements and SHG can give you no assurances as to its ability to achieve its expectations.

No Offer or Solicitation

This communication is for informational purpose only and not shall not be considered an offer to sell or a solicitation of an offer to buy the securities of SHG or its subsidiaries.

Sky Harbour Update

- Sky Harbour closed its Business Combination/De-SPAC with Yellowstone on January 25, 2022: $61 million of additional holding company gross proceeds
- NYSE American listed company, expanded to 24 employees and consultants
- Fully leased in Sugar Land, TX, 56% leased and 34% in lease negotiations in Nashville, TN (Phase 2 campus opening October 2022), and 50% leased and 42% in lease negotiations in Opa Locka, FL (Phase 1 campus opening November 2022)
  - Contracted revenues in Opa Locka and Nashville are above levels assumed in CBRE feasibility study
  - Increased rental lease rates with the addition of inflation escalators
  - Implementation of fuel margin program with Minimum Uplift Requirements
- Executed sixth airport ground lease at Addison Airport (Dallas, TX)



Construction Cost Update and Cost Mitigation Factors

- With execution of APA 1 and DVT 1 GMPs, ~57% of estimated aggregate Project budget is completed or under contract
- Inflation in both labor and materials have increased construction costs above underwritten estimates at the time of the Private Activity Bond issuance in 2021
- Estimated funding gap of $37-67mm ($55mm midpoint) at remaining construction in the Obligated Group[1]
- Cost mitigation efforts:
  - Vertical integration with a national PEMB manufacturer
    - Supplies both building and door, resulting in lower total construction time, reduced construction costs, and a better functioning, more reliable product
  - GMP contracts with buyout and shared savings provisions to align GC and owner incentives
  - National purchasing of floor epoxy, lighting, and other materials
  - Pilot program for "roving" GC at APA for use at future fields
  - Increasing land use efficiency by maximizing rentable square footage while optimizing amount of ramp and other non-rentable areas

[1] Assumes current cost increases at APA and DVT apply at other phases not under GMP contracts

Modifying Obligated Group Project to Partially Cover Projected Shortfall

- Modified construction program at the "Series 2021 Project"
  - Remove SGR Phase 2 from Obligated Group
  - Remove DVT Phase 2 from Obligated Group
    - "Furthest out" start date and highest construction costs
  - Add Addison (ADS) Airport project by implementing the 2021 Project Modification Provision per the Bonds' Trust Indenture
    - Lower construction costs and higher rent than DVT will be credit accretive to bond investors
    - Increased geographic diversification
  - 4% square footage reduction but overall gain in revenue
- Remaining estimated funding gap of $32.8mm (midpoint of funding gap range)

	Square Footage	Total Project Cost (mm)
Underwritten Construction (PABs)	971,700	$192.4
Updated Square Footage/Costs	21,812	$52.0
Total New Construction	993,512	$244.4
Funding Gap		**$52.0**
Plus: Addison Phase I	102,000	$21.4
Minus: SGR Phase II	(58,400)	($8.7)
Minus: DVT Phase II	(105,000)	($31.9)
Modified Project/Updated Costs	(61,400)	($19.2)
Modified Project	932,112	$225.2
Remaining Funding Gap		**$32.8**
% Change	-4.1%	17.0%

Capitalization Plan Objectives for Addressing Projected Shortfall

- Sky Harbour Group Corp (holding company) absorbs 100% of the increase in construction and development costs
- **Fully fund** the total potential increase in construction fund of the modified project
- Use the 2021 Project Modification provision under the indenture to accelerate the start of the ADS development
  - Lower construction costs and higher rents than SGR Phase 2 and DVT Phase 2 expected to result in superior economics to bondholders
- Target higher Debt Service Coverage Ratios (DSCRs) than the CBRE Feasibility Study at time of PABs issuance



SkyHarbour

Capitalization Plan Details

	Cash Impact to Construction Fund	Achievement Status
Remaining Funding Gap After Project Modification	$32.8	
<u>During Construction Period</u>		
Proceeds Reinvestment (UST Interest) - Locked In	$2.0	
Proceeds Reinvestment (UST Interest) - Estimated Rollover	$2.2	
Deal Fees Savings Reimbursement	$1.3	
Waiver of Development Fees	$8.5	
Waiver of Asset and Operating Management Fees	$4.6	
Reduction in Estimated Broker Commissions	$4.5	
Higher Expected Total Rental Revenues	$3.0	
New Fuel Revenues	$1.0	
Estimated Amount at Facility Surplus Fund	$4.6	
Holding Company Cash Infusion 1/15/23	$1.2	
Total	**$32.8**	

<u>Operating Period (Debt Service Period)</u>	Estimated Present Value*	
Contribution of Opa Locka Lease Buyout	$30.9	
Higher Expected Total Rental Revenues	$42.0	
New Fuel Revenues	$48.0	
	$120.9	

*Incremental effect present valued at rate of 4.28% based on the Series 2021 cost of borrowing

Decrease in Leasable Square Feet at Obligated Group	-4%
Estimate PV as a Percentage of PV of Total Revenues During Bond Period	19%

SkyHarbour

Next Steps and Conclusion

- Ramping up integration with a national PEMB manufacturer
- Adding new VP of Development (begins October 3rd) to focus on cost and schedule reductions on current and new construction projects
- Engage Consultant for an update to the Obligated Group Feasibility Study to incorporate the modified development program and updated revenue and cost outlook
- Annual investor call with PABs bondholders

